Evolving our operating model to deliver a superior customer and partner experience
Accelerating our strategy and execution

BY: ANTONIO NERI | PRESIDENT AND CEO

I said during my first days as CEO that the enterprise of the future would be edge-centric, cloud-enabled, and data-driven. That vision from nearly six years ago has turned into strategy, then innovation, and ultimately into strong momentum for HPE and business outcomes for customers and partners in every industry.

Recognizing the world would be hybrid, we introduced HPE GreenLake, and we have made great strides in aligning one integrated platform, one customer experience, and a portfolio of solutions under one brand. The scale and strength of HPE GreenLake is evident; it supports 27,000 unique customer logos and 3.4 million connected devices. HPE GreenLake is at the center of how we implement our edge-to-cloud strategy.

Having laid the foundation for success, we are now evolving our operating model to accelerate our execution, deliver a superior customer and partner experience, and drive growth for the company and value for our shareholders. These changes to HPE’s organizational structure and executive leadership, which take effect at the start of our 2024 fiscal year on November 1, 2023, will further unify our portfolio and enhance the delivery of a true cloud experience for our customers and partners. They will enable tighter integrations that benefit our customers and partners and spark innovation. And, they position us to continue to win in the market.

We are creating a new Hybrid Cloud business unit, to be led by HPE Chief Technology Officer Fidelma Russo. This business will bring together the HPE GreenLake platform with the technologies and services of HPE Storage, HPE GreenLake Cloud Services Solutions and the current Office of the CTO organization. This new group will accelerate our hybrid cloud strategy as we deliver one portfolio of storage, software, data, and cloud services on the HPE GreenLake platform.

Over the past two years, Fidelma has led the team that created the HPE GreenLake platform, which is now the central offering for all of our Hybrid Cloud solutions, and developed, tested, and integrated new services and launched them on the platform. Fidelma and her team also led the onboarding of OpsRamp onto the platform and created an innovation pipeline that has delivered high-demand services like the Sustainability Dashboard. Fidelma is a customer-centric leader and will continue to bring revolutionary new offerings to bear for our global customers, helping HPE realize our distinct advantage as we pursue opportunities in the hybrid cloud market.

Within the Hybrid Cloud organization, Tom Black will assume leadership of the new Private Cloud team, reporting to Fidelma. For the last three years, Tom has led our Storage business group through a transformation to a data services business – introducing the HPE Alletra portfolio and our first storage as-a-service offerings. I am grateful for his leadership and look forward to the innovation he will drive in this new role to further build out our business in this growing area of the hybrid-cloud market.

Vishal Lall will be leaving HPE at the end of the calendar year. Vishal has held a number of leadership positions at HPE and has made numerous contributions during his decade-long career with the company. His work spanning HPE GreenLake, HPE Aruba, HPE Ezmeral, and Hewlett Packard Pathfinder has had significant impact in driving the momentum and market opportunity HPE is now seeing, which puts us in a very strong position moving forward.

Pradeep Kumar, head of HPE Services, has been a remarkable leader at our company for 27 years. Over the past several months, he has shared with me his wishes to retire from HPE, which he has richly earned. With Pradeep’s retirement, we will now put the key operational activities for all of our products and services under one leader. HPE Services, Supply Chain and Quote-to-Cash will now comprise our Global Operations organization led by Mark Bakker. By aligning and optimizing our systems and processes and streamlining the end-to-end customer and partner experience, we will accelerate digital transformation for HPE and our customers.

As I’ve said many times, I’m confident that we can accomplish anything with the right team guided by the right leaders. I believe we have both. I am proud of the progress we have made in our transformation to be the edge-to-cloud company. These new strategic alignments will enhance the integrated customer and partner experience, strengthen our market position, and accelerate our execution. I look forward to continuing to deliver in ways that only HPE can.